EXHIBIT 99.4

Consent of Prospective Director

            Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, and in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), of First Citizens Bancshares, Inc. (“First Citizens”) relating to the transactions contemplated by the Agreement and Plan of Merger, dated March 20, 2014, as amended, by and between First Citizens and Southern Heritage Bancshares, Inc. (“SHB”), pursuant to which SHB will merge with and into First Citizens, with First Citizens surviving (the “Merger”), the undersigned hereby consents to being named in the Registration Statement and all amendments thereto as a person who is to become a director of First Citizens upon the consummation of the Merger, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ J. Lee Stewart
J. Lee Stewart

Date: July 15, 2014